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                                                                   EXHIBIT 10.27

[SCANSOFT LOGO]

TO:         Ben Wittner

FROM:       Mike Tivnan [initialed MKT]

DATE:       July 7, 2000

CC:         Stan Swiniarski

I want to take a moment to thank you for your hard work and dedication to ScanSoft. As you know, we have all experienced a tremendous amount of change within a relatively short period of time. ScanSoft appreciates your outstanding performance during this time as well as your ongoing contributions to the company.

As a critical member of the management team we wish to recognize your contribution in three ways:

      -     ADDITIONAL STOCK OPTION GRANT

            This stock option grant increases your potential share of ownership in the company. I am pleased to grant you 15,000 options with an accelerated one-year vesting schedule. Further details of this grant will be provided to you when the grant is finalized.

      -     POTENTIAL ACCELERATED VESTING OF OPTIONS

            In the event there is a change in control of the company and your employment is terminated within 12 months of the change in control, all of your stock options will become fully vested as of the effective date of the termination of your employment. This provision ensures that you will be able to capture the benefit of stock appreciation in the unlikely event of an acquisition of ScanSoft. Further details of this agreement will be forwarded to you.

      -     INCREASED SEVERANCE PACKAGE

            In the unlikely event that your position with the company is eliminated for any reason other than cause, we want to ensure that the company adequately provides for your financial requirements. Therefore, we are providing you a guarantee of 52 weeks of severance pay, based on your base salary as of the date of termination.

Again, thank you for your ongoing commitment to ScanSoft. We have an exciting future ahead of us (and a lot of hard work) and you are an integral part of that future.